EXHIBIT 21.1

                  Subsidiaries of FullNet Communications, Inc.



Name                                         State of Incorporation
----                                         ----------------------

FullNet, Inc.                                     Oklahoma
FullTel, Inc.                                     Oklahoma
FullSolutions, Inc.                               Oklahoma
*Full Web, Inc.                                   Oklahoma




* A wholly owned subsidiary of FullSolutions, Inc.